UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D. C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2006

NAVISTAR FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)

001-04146	36-2472404
(Commission File Number)	(I.R.S. Employer Identification No.)

425 N. Martingale Road Schaumburg, Illinois	60173
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code 630-753-4000

ITEM 8.01.	OTHER EVENTS

On January 17, 2006, Navistar International Corporation (“Navistar”), parent company of International Truck and Engine Corporation, parent company of Navistar Financial Corporation (“Corporation”), issued a press release and filed a Form 12b-25 (Notification of Late Filing), and a Form 8-K, announcing that Navistar will be unable to timely file its Annual Report on Form 10-K for the period ended October 31, 2005.

The failure of Navistar to file its Annual Report on Form 10-K on January 17, 2006, results in defaults under the Corporation's $1,200,000,000 Credit Agreement, dated as of July 1, 2005, as amended and restated, among the Corporation, certain of its affiliates, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders and other parties thereto (the “Credit Agreement”).

The Corporation, which is not an accelerated filer, has until January 30, 2006 to file its Annual Report on Form 10-K for the period ended October 31, 2005. The Corporation is unable to predict whether it will be able to file on a timely basis. If the Corporation fails to deliver its audited financial statements to the lenders under the Credit Agreement by January 30, 2006, it will also result in a default under the Credit Agreement.

If a default exists under the Credit Agreement, the Corporation may not incur any additional indebtedness under the Credit Agreement until the default is cured or waived. The Corporation has received a waiver of the existing defaults under the Credit Agreement through May 31, 2006, including potential future defaults for failure to provide financial statements to the lenders. This waiver will permit the Corporation to incur additional borrowings under the Credit Agreement through that date provided no other unwaived defaults occur.

In the event that the Corporation has not cured the existing defaults by May 31, 2006, it will again no longer be able to incur additional indebtedness under the Credit Agreement unless it obtains a subsequent waiver. In the event that the Corporation does not cure the waived defaults by May 31, 2006 or if, prior to that date, the holders of greater than $50 million of Navistar’s indebtedness have the right to accelerate such indebtedness, or any other unwaived default occurs (unless an additional waiver thereof is obtained), an event of default will then have occurred under the Credit Agreement. The administrative agent or the lenders will then have the ability to terminate the credit facility and demand immediate payment of all amounts outstanding under the Credit Agreement, which as of the date hereof is $638 million. Such a demand for payment would result in defaults under numerous other credit facilities and other agreements of the Corporation and its affiliates.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAVISTAR FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

Date: January 17, 2006	By: /s/	John V. Mulvaney, Sr.
John V. Mulvaney, Sr.
Vice President & Controller